As filed with the U.S. Securities and Exchange Commission on June 25, 2020.

Registration No. 333-231928

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6794	13-4148725
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Robert Ladd

Chief Executive Officer and President

MGT Capital Investments, Inc.

150 Fayetteville Street, Suite 1110

Raleigh, North Carolina

(914) 630-7430

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Ladd

Chief Executive Officer and President

MGT Capital Investments, Inc.

150 Fayetteville Street, Suite 1110

Raleigh, North Carolina

(914) 630-7430

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copies to:

Jason Saltsberg, Esq.

Kenneth Schlesinger, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: [ ]	Accelerated filer: [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 value per share	76,558,643	$0.048	$3,674,814.86	$445.39

(1)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the last reported sale price of the Registrant’s common stock as reported on the OTC Markets - OTCQB on June 17, 2019.

(3)	The Registrant previously paid the filing fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF SECURITIES

On June 4, 2019, MGT Capital Investments, Inc., a Delaware corporation (the “Company”), filed a registration statement on Form S-1 (Registration No. 333- 231928) (the “Registration Statement”), with the U.S. Securities and Exchange Commission, which was declared effective on June 25, 2019, with respect to a total of 76,558,643 shares of the Company’s common stock, par value $0.001 per share, pursuant to the terms and conditions of an Equity Purchase Agreement that the Company entered into with Oasis Capital, LLC on June 3, 2019.

Pursuant to the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all of the shares of Common Stock that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

June 25, 2020	MGT CAPITAL INVESTMENTS, INC.

	By:	/s/ Robert B. Ladd
	Name:	Robert B. Ladd
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert B. Ladd	President, Chief Executive Officer and Director	June 25, 2020
Robert B. Ladd	(Principal Executive Officer)

/s/ Michael Onghai*	Director	June 25, 2020
Michael Onghai

/s/ Robert S. Lowrey*	Chief Financial Officer	June 25, 2020
Robert S. Lowrey	(Principal Financial and Accounting Officer)

*By:	/s/ Robert B. Ladd
Robert B. Ladd Attorney-in-Fact